EXHIBIT 11.1

PLUMA, INC.

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
Computation of Earnings Per Share
-----------------------------------------------------------------------------------
                                             (Unaudited)           (Unaudited)
                                            Three Months            Six Months
                                           Ended June 30,          Ended June 30,
                                           1997       1996       1997          1996
Income available to common shareholders:

  Net income available to common
    shareholders                       $1,430,627  $  640,806  $2,295,062  $  718,861
                                       ----------   ---------   ---------   ---------
Weighted average common shares
  outstanding:

  Common shares outstanding             8,067,252   5,315,852   6,989,208   5,315,852
  Assumed exercise of stock options
                                       ----------   ---------   ---------   ---------
    Total                               8,067,252   5,315,852   6,989,208   5,315,852
                                       ----------   ---------   ---------   ---------
Earnings per common share and common
  equivalent-primary and fully diluted $      .18  $      .12  $      .33  $      .14
                                       ----------   ---------   ---------   ---------
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